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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        MAXIM INTEGRATED PRODUCTS, INC.


     John F. Gifford and Anthony C. Gilbert each hereby certifies that:

     1. They are the President and Secretary, respectively, of Maxim Integrated Products, Inc. (the "Corporation"), a Delaware corporation, the original Restated Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on September 21, 1995 and amendment thereto were filed on December 3, 1997 and November 19, 1999.

     2. At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring that amendment to be advisable and directing that the amendment proposed be considered at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

     RESOLVED that the second and third sentences of Section A of Article FOURTH of the Restated Certificate of Incorporation, as amended, of this Corporation are hereby amended to read in full as follows:

          "The total number of shares of all classes of stock which the Corporation has the authority to issue is 962,000,000 shares. The number of shares of Common Stock which the Corporation is authorized to issue is 960,000,000 and the number of shares of Preferred Stock which the Corporation is authorized to issue is 2,000,000. Each share of Common Stock shall have a par value of $0.001, and each share of Preferred Stock shall have a par value of $0.001"

     3. Thereafter, the annual meeting of stockholders of the Corporation was called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware. At that annual meeting a vote of the stockholders entitled to vote thereon was taken for and against the proposed amendment. A majority of the outstanding Common Stock, being the only class of stock outstanding, entitled to vote thereon was voted in favor of the proposed amendment.

     4. This Certificate of Amendment of Restated Certificate of Incorporation has been duly adopted, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of Restated Certificate of Incorporation this 16th day of November, 2000.

                                       /s/ John F. Gifford
                                       ---------------------------------
                                       John F. Gifford, President


ATTEST:

/s/ Anthony C. Gilbert
--------------------------------
Anthony C. Gilbert, Secretary